Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Expects Second-Quarter Earnings
to Fall Short of Analyst Estimates

TOLEDO, Ohio, July 11, 2005 — Manor Care, Inc. (NYSE:HCR) today announced it expects earnings for second quarter 2005 to be lower than current analyst estimates, primarily as a result of weaker-than-expected census during the last part of the quarter. Occupancy in the company’s skilled nursing facilities dropped more than 1 percent from the near-record high levels achieved in the first quarter, and cost management initiatives were not adequate to offset the related revenue reductions.

There were also a number of unusual items during the second quarter, which net approximately 4 to 5 cents per share, including higher than normal stock-based compensation expense related to the nearly 20 percent increase in the company’s stock price over the last six weeks of the quarter and a one-time adjustment to the company’s lease expenses, partially offset by a favorable tax rate. However, even after adjusting for the unusual expenses, the unanticipated revenue slowdown adversely affected the quarterly financial results. In addition, average Medicaid rates, net of provider tax increases, showed little improvement compared with the first quarter.

As a result, the company currently estimates that reported earnings in the quarter, including the unusual items, will likely be in the range of 41 to 43 cents per share. Manor Care plans to release second-quarter earnings on July 22 and will hold a conference call to discuss the company’s performance at 9:00 a.m. that morning.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a

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Manor Care Earnings Announcement, Page 2

network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.